UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 29, 2024

SmartRent, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39991	85-4218526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8665 E. Hartford Drive, Suite 200 Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

(844) 479-1555

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, par value $0.0001 per share	SMRT	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 30, 2024, SmartRent, Inc. (the “Company”) announced the departure of Lucas Haldeman, the Company’s Chief Executive Officer (“CEO”) and Chairperson of the Company’s Board of Directors (the “Board”) effective July 29, 2024. As part of the transition, Mr. Haldeman resigned as a member of the Board, effective July 29, 2024. The Board has initiated a search to identify the next CEO of SmartRent and is working with a leading executive search firm to assist in the process of identifying and evaluating candidates.

The Company has appointed Daryl Stemm, the Company’s Chief Financial Officer, as the Company’s Interim Principal Executive Officer, effective as of July 29, 2024. The Company has also formed a Management Committee (the “Management Committee”) to guide the Company through the transition period, effective as of July 29, 2024, until a new CEO is appointed. The Management Committee is comprised of Chief Financial Officer Daryl Stemm, Executive Vice President of Human Resources Heather Auer, Executive Vice President of Operations Wyron Bobis, Co-Founder and Chief Technology Officer Isaiah DeRose-Wilson, Chief Legal Officer Kristen Lee and Chief Marketing Officer Robyn Young.

In connection with the formation of the Management Committee, the Board, upon the recommendation of the Compensation Committee of the Board, approved additional compensation for each member of the Management Committee in an amount equal to six months of each member’s current annual base salary, half of which is to be paid at the end of the six month period after the date of appointment and half of which is to be paid at the end of the 12 month period after the date of appointment, subject to continued service with the Company or termination of employment by the Company without Cause (as defined in the Company’s 2021 Equity Incentive Plan) (together, the “Management Committee Compensation”). The Management Committee Compensation is equal to $162,500 for Daryl Stemm, $169,000 for Isaiah DeRose-Wilson and $163,800 for Robyn Young.

Daryl Stemm, age 64, has served as the Chief Financial Officer of the Company since November 2023. From December 2021 to November 2023, Mr. Stemm was the Senior Vice President, Finance, of the Company, and from January 2020 to December 2021 was the Director, Financial Reporting. From July 2018 to January 2020, Mr. Stemm was the Director, SEC Reporting of Best Western International, Inc. From 2017 to 2018, he was the Director, SEC Reporting of Invitation Homes. From 2001 to 2009, he served as the Chief Financial Officer of Home Director, Inc. From 1989 to 1998, he served as the Chief Financial Officer of Catalyst Semiconductor, Inc. He holds a Bachelor of Business Economics, Accounting from the University of California, Santa Barbara.

There are no arrangements or understandings between Mr. Stemm and any other persons pursuant to which Mr. Stemm was appointed. There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Stemm and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Stemm that would require disclosure under Item 404(a) of Regulation S-K.

Haldeman Separation Agreement and Release

On July 29, 2024 (the “Separation Date”), the Company and Mr. Haldeman entered into a Separation Agreement and Release (the “Separation Agreement”). The Separation Agreement provides that, in exchange for Mr. Haldeman executing a release of claims in favor of the Company and its affiliates, complying with restrictive covenants (including a non-compete), resigning from the Board and agreeing to other terms of the Separation Agreement, Mr. Haldeman will receive (i) a cash payment of $1,170,000 (reflecting eighteen months base salary) which will be paid in approximately equal installments in accordance with the Company’s regular payroll practices during the eighteen-month period beginning no later than the first regular payroll date that occurs at least five business days following the effective date of the Separation Agreement; (ii) a lump sum payment approximating the cost of eighteen months of COBRA coverage; and (iii) accelerated vesting of any unvested equity awards (excluding performance based awards) that would have vested had Mr. Haldeman remained employed during the eighteen-month period immediately following the Separation Date.

The foregoing is a summary of the material terms of the Separation Agreement and is qualified in its entirety by reference to the Separation Agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2024

SMARTRENT, INC.

By:	/s/ Daryl Stemm
Name:	Daryl Stemm
Title:	Principal Executive Officer and Chief Financial Officer